Exhibit 3.1

2004 RESTATED BYLAWS
OF
ELECTRO SCIENTIFIC INDUSTRIES, INC.

ARTICLE I

SHAREHOLDERS MEETINGS

1.1  Annual Meeting.  The annual meeting of the shareholders shall be held on the third Friday in October of each year at 1:00 p.m., unless a different date or time is fixed by the Board of Directors and stated in the notice of the meeting.

1.2  Special Meetings.  Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or by the Board of Directors.  The place, time and date for any special meeting of shareholders and the record date for the determination of shareholders entitled to vote at the meeting shall be determined by Chairman of the Board or by the Board of Directors (whichever calls the meeting).

1.3  Notice of Shareholder Business and Nominations.

(a)  Annual Meetings of Shareholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (i) pursuant to the Corporation’s notice of meeting or any supplement thereto, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Corporation who (A) was a shareholder of record of the Corporation when the notice provided for in this Section 1.3 is delivered to the Secretary of the Corporation, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (a) in this Section 1.3.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 1.3, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action as determined by the Board of Directors.  To be timely, a notice shall be delivered to the Secretary at the principal executive offices of the Corporation at least 90 days, and no earlier than 120 days, before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the shareholder must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by the Corporation).  The public announcement of an adjournment or postponement of an annual meeting of shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.  The shareholder’s notice shall set forth the information required by paragraph (c) of this Section 1.3.

(3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 1.3 to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 1.3 shall also be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than 10 days following the day on which the public announcement is first made by the Corporation.

(b)  Special Meetings of Shareholders.

(1) The only business that may be conducted at a special meeting of shareholders is the business described in the Corporation’s notice of meeting.  If directors are to be elected at a special meeting, nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders only (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who (A) is a shareholder of record at the time the notice provided for in this Section 1.3(b) is delivered to the Secretary of the Corporation, (B) is entitled to vote at the special meeting and (C) complies with the notice procedures set forth in paragraph (b)(2) of this Section 1.3.  If a special meeting of shareholders is called to elect one or more directors to the Board of Directors, any shareholder entitled to vote in the election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice containing the information and as otherwise required by paragraph (b)(2) of this Section 1.3 is delivered to the Secretary at the principal executive offices of the Corporation not later than 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed  by the Board  of Directors to be elected at the meeting.  The public announcement of an adjournment or postponement of a special meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(2) For nominations to be properly brought before a special meeting by a shareholder pursuant to clause (ii) of paragraph (b)(1) of this Section 1.3, the shareholder’s notice must contain the information required by paragraph (c) of this Section 1.3.  For any other business to be properly brought before a special meeting by a shareholder, the other business must be a proper matter for shareholder action and the shareholder’s demand for the special meeting pursuant to the Oregon Business Corporation Act must contain the information required by paragraph (c) of this Section 1.3.

(c)  Information Required in Shareholder Notice.  A shareholder notice given pursuant to paragraph (a) or (b) of this Section 1.3 shall contain the following information:

(1) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (and be accompanied by such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2) as to any other business the shareholder proposes to bring before the special meeting, a brief description of the business desired to be brought before the special meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting the business at the special meeting and any material interest in the business of such shareholder and any beneficial owner on whose behalf the proposal is made; and

(3) as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, (A) the name and address of the shareholder, as they appear on the Corporation’s books, and of the beneficial owner, (B) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by the shareholder and the beneficial owner, (C) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination, and (D) a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise solicit proxies from shareholders in support of such proposal or nomination.  The Corporation may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director of the Corporation

(d)  General.

Only persons nominated in accordance with the procedures set forth in this Section 1.3 shall be eligible to be elected at an annual or special meeting of shareholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.3.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to (i) determine whether a nomination or any business proposed to be brought before an annual or special meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.3 and (ii) if any proposed nomination or business is not in compliance with this Section 1.3 (including whether the shareholder or any beneficial owner on whose behalf the nomination or proposal is made solicits (or is part of a group which solicits), or fails to so solicit (as the case may be), proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by clause (iii)(D) of Section (a)(2) or clause (iii)(D) of Section (b)(2) of this Section 1.3), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

(2) For purposes of this Section 1.3, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) A shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.3.  Nothing in this Section 1.3 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

1.4  Conduct of Meetings.

(a)  Chairman of the Meeting.  Meetings of shareholders shall be presided over by the Chairman of the Board or by another chairman designated by the Board of Directors.  The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be determined by the chairman of the meeting and announced at the meeting.

(b)  Rules and Regulations.  The Board of Directors may adopt by resolution any rules and regulations for the conduct of the meeting of shareholders as it deems appropriate.  Except to the extent inconsistent with rules and regulations as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the exclusive right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting determines; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  Unless and to the extent otherwise determined by the Board of Directors or the chairman of the meeting, meetings of shareholders are not required to be held in accordance with the rules of parliamentary procedure.

(c)  Adjournment.  Any annual or special meeting of shareholders may be adjourned only by the chairman of the meeting from time to time to reconvene at the same or some other time, date and place, and notice need not be given of any such adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs.  The shareholders present at a meeting shall not have authority to adjourn the meeting.  At the adjourned meeting at which a quorum is present, the shareholders may transact any business which might have been transacted at the original meeting.  If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

ARTICLE II

BOARD OF DIRECTORS

2.1  Number and Term.  The number of directors of the Corporation shall be at least six and no more than ten.  The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class (“Class I”) to expire at the 2004 annual meeting of shareholders, the term of office of the second class (“Class II”) to expire at the 2005 annual meeting of shareholders and the term of office of the third class (“Class III”) to expire at the 2006 annual meeting of shareholders.  At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected to serve three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year.  The number of directors may be increased or decreased from time to time by amendment to this Section 2.1, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  If the number of directors is changed pursuant to this Section 2.1, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes so as to make all classes as nearly equal as possible.

2.2  Annual and Regular Meetings.  The annual meeting of the Board of Directors may be held before or after the annual meeting of shareholders, on the day and at the time and place designated by the Chairman of the Board or Board of Directors.  The Board of Directors may provide by resolution the time and place, either within or without the State of Oregon, for the holding of regular meetings without notice other than such resolution.

2.3  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the person serving as Chief Executive Officer or any two directors.  The person or persons authorized to call special meetings of the Board of Directors may fix any place in or out of Oregon as the place for holding any special meeting of the Board of Directors called by them.

2.4  Notice.  Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least 24 hours prior to the meeting by (i) giving notice to such director in person or by telephone, emailr other form of electronic transmission, voice message system, (ii) sending a facsimile,or delivering written notice by hand, to his or her last known business or home address, or (iii) mailing written notice to his or her last known business or home address, which written notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.  Notice by all other means shall be deemed effective when received by or on behalf of the director.

2.5  Removal.  All or any number of the directors may be removed without cause at a meeting called expressly for that purpose, only by a vote of the holders of two-thirds of the shares then entitled to vote at an election of directors.  All or any number of the directors may be removed with cause by the shareholders at a meeting called expressly for that purpose.

ARTICLE III

COMMITTEES OF THE BOARD

3.1  Committees.  The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.  Each committee shall have one or more members.  The creation of a committee and appointment of members to it must be approved by a majority of all directors in office when the action is taken.  Subject to any limitation imposed by the Board of Directors or by law, each committee may exercise all the authority of the Board of Directors in the management of the Corporation.  A committee may not take any action that a committee is prohibited from taking by the Oregon Business Corporation Act.

3.2  Changes of Size and Function.  Subject to the provisions of law, the Board of Directors shall have the power at any time to change the number of committee members, fill committee vacancies, change any committee members and change the functions and terminate the existence of a committee.

3.3  Conduct of Meetings.  Each committee shall conduct its meetings in accordance with the applicable provisions of these Bylaws relating to meetings and action without meetings of the Board of Directors.  Each committee shall adopt any further rules regarding its conduct, keep minutes and other records and appoint subcommittees and assistants as it deems necessary.

ARTICLE IV

OFFICERS

4.1  Appointment.  The Board of Directors at its first meeting following its election each year shall appoint a Chairman of the Board, President and a Secretary.  The Board of Directors may appoint other officers, assistant officers and agents.  Any two or more offices may be held by the same person.

4.2  Compensation.  The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors.

4.3  Term.  The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

4.4  Removal.  Any officer or agent appointed by the Board of Directors of the Corporation may be removed by the Board of Directors at any time with or without cause.

4.5  Chairman of the Board.  The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

4.6  President.  The President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation.  The President shall have any other duties and responsibilities prescribed by the Board of Directors.

4.7  Secretary.  The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the officer serving as chief executive officer of the Corporation.

4.8  Voting of Shares.  The President of the Corporation shall have authority to vote any shares of stock or other equity interests owned by the Corporation and to delegate this authority to any other officer.

ARTICLE V

ISSUANCE OF SHARES

5.1  Adequacy of Consideration.  The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

5.2  Certificates for Shares.  Certificates representing shares of the Corporation shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the officer serving as chief executive officer of the Corporation, the President or a Vice President.

ARTICLE VI

INDEMNIFICATION

The Corporation shall indemnify to the fullest extent not prohibited by law, any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation,or serves or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, officer or employee in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article.  No amendment to these Bylaws that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later to occur of the effective date of the amendment or the date notice of the amendment is given to the person.  This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in the Articles of Incorporation or any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

ARTICLE VII

AMENDMENTS

These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the Corporation; provided, however, that the bylaws shall not be adopted, altered, amended or repealed in any respect by the shareholders of the Corporation unless such action is approved by the affirmative vote of holders of not less than 75 percent of the outstanding shares of Common Stock of the Corporation.

Adopted: July 15, 2004

Amended: October 15, 2004